Exhibit 10.8

AfterNext Acquisition I Corp.

13 Stamford Road,

#02-11, Singapore 178905

__________, 2026

AfterNext Capital Management Limited

13 Stamford Road,

#02-11, Singapore 178905

Re: Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between AfterNext Acquisition I Corp. (the “Company”) and AfterNext Capital Management Limited (the “Manager of Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Stock Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

1. The Manager of Sponsor shall make available, or cause to be made available by an affiliate thereof, to the Company, at 13 Stamford Road,#02-11, Singapore 178905 or any successor location, office space, utilities and secretarial and administrative services as may be reasonably required by the Company. In exchange therefor, the Company shall pay the Manager of Sponsor or an affiliate thereof $15,000 per month beginning on the Listing Date and continuing monthly thereafter until the Termination Date; and

2. The Manager of Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), including any distributions made from the Trust Account to the Company’s public shareholders, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties, whether grounded in contract, tort, statute, law or equity, shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

Very truly yours,

AFTERNEXT ACQUISITION I CORP.

By:
Name:
Title:

AGREED AND ACCEPTED BY:

AFTERNEXT CAPITAL MANAGEMENT LIMITED

By:
Name:
Title:

[Signature page to Administrative Services Agreement]